NETSMART TECHNOLOGIES, INC.
EXHIBIT 11.1 - CALCULATION OF EARNINGS PER SHARE


                                                Nine Months ended September 30,
                                                     1998          1997

  Average shares outstanding                      2,779,075      2,273,267
    Dilutive effect of stock options
    and warrants computed by use
    of treasury stock method                           --             --
                                                  2,779,075      2,273,267

  Computation of Earnings Per
    Share=Net Income/Average
    common and common share
    equivalent shares                           $  (234,105)   $(1,904,479)
   outstanding                                    2,779,075      2,273,267
                                                  ---------      ---------

  Earnings Per Share                            $      (.08)   $      (.84)



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